SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 6, 2005

ALLIED HOLDNGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Georgia	0-22276	58-0360550

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

160 Clairemont Avenue, Suite 200, Decatur, Georgia	30030

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 373-4285

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On April 6, 2005, Allied Holdings, Inc. (“Allied”) entered into an amendment (the “Amendment”) to a certain Contract for Motor Transportation dated January 2, 2004 (the “Agreement”), between Allied and General Motors Corporation (“GM”). The Agreement was filed as Exhibit 10.17 to Allied’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003. The Amendment modifies the terms of the Agreement pursuant to which GM pays Allied for its services. Allied and GM entered into the Amendment as a result of GM’s decision to discontinue, as of July 2005, Allied’s participation in GM’s trade payable program. Under the trade payable program, Allied is paid for services provided to GM approximately five days from the date an invoice is delivered to GM for services rendered by Allied, rather than the 25th day of the following month after such services are rendered, as provided for in the Agreement. Under the trade payable program, the amount paid by GM is discounted due to the payment being made prior to the date required under the Agreement.

     Allied determined that payments by GM pursuant to the terms of the Agreement, which would begin upon the discontinuation of Allied from the trade payable program, would materially affect Allied’s liquidity. As a result, Allied and GM entered into the Amendment to provide that, either (i) Allied will remain in the current trade payable program with GM or a similar program under the current program’s existing terms and conditions or (ii) in the alternative, GM will pay Allied (A) by the 25th day of the month for invoices received by GM on or prior to the 15th day of such month or (B) by the tenth day of the following month for all of Allied’s invoices received by GM after the 15th day of any given month, and in either case, the amount paid by GM will be discounted to reflect that payment is being made prior to the date previously required under the Agreement. These new payment terms will apply through the expiration of the Agreement in March 2006, unless Allied is in breach under the Amendment. Under these revised payment terms, Allied expects its liquidity in 2005 will be adversely impacted as compared to 2004 in the event Allied is discontinued from GM’s trade payable program and is paid under the terms set forth above, although Allied does not believe that the adverse impact will be material.

     In consideration for entering into the Amendment, Allied has agreed that it will complete the previously agreed to sale to GM of real property located in Janesville, WI by May 15, 2005, in accordance with the terms of the Agreement, and it will not seek any additional accommodations from GM through the term of the Agreement. Any request for additional accommodations under the Agreement by Allied or the failure to sell GM the real property in Janesville, WI by May 15, 2005 will constitute a breach of the Amendment by Allied.

     Prior to the execution of the Agreement, GM had agreed to waive the applicable cap under the Agreement on fuel surcharges payable to Allied for the period January 2, 2005 through January 1, 2006. Because such waiver was obtained prior to the Amendment, it does not constitute a request for additional accommodations by Allied and is therefore not a breach of the Amendment by Allied.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIED HOLDINGS, INC.

Dated: April 12, 2005	By:	/s/ Thomas H. King
		Name:	Thomas H. King
		Title:	Executive Vice President and Chief Financial Officer